Exhibit 5.1

June 24, 2004

Board of Directors

Radio One, Inc.

5900 Princess Garden Parkway

7th Floor

Lanham, MD 20706

Ladies and Gentlemen:

We have acted as counsel to Radio One, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 5,000,000 additional shares (the “Shares”) of the Corporation’s Class D common stock, par value $.001 per share (the “Common Stock”), pursuant to the terms of the Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Amended and Restated Bylaws of the Corporation, as amended, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein.  In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

In rendering the above opinions, we have assumed in all cases that the Registration Statement is effective under the Securities Act of 1933, as amended, and remains in effect. It is understood that this opinion is to be used only while the Registration Statement remains effective with the Securities and Exchange Commission.

Based on the foregoing, we are of the opinion that when the Shares have been duly issued and delivered pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

We are licensed to practice law in the District of Columbia and do not hold ourselves out to be experts on, or generally familiar with or qualified to express a legal opinion on, the laws of any jurisdiction other than the federal laws of the United States of America and the general corporate law of the State of Delaware.

Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

BUCHANAN INGERSOLL PC

By:	/s/ Norma Sharara
Norma Sharara